Mail Stop 6010

      June 17, 2005



Ms. Jane Todd
Principal Financial Officer
SMTC Corporation
635 Hood Road
Markham, Ontario, Canada

	Re:	SMTC Corporation
		Form 10-K for the Fiscal Year Ended December 31, 2004 Form 10-Q for the Fiscal Year Ended April 3, 2005
      File No. 000-31051


Dear Ms. Todd:



	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant





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